Exhibit 23.2


              CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of Level 3 Communications, Inc. (formerly known as Peter Kiewit Sons', Inc.) on Form S-8 of our report dated March 13, 1998, except Note 2 as to which the date is May 20, 1998, on our audits of the consolidated financial statements and financial statement schedules of RCN Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is incorporated by reference in the Annual Report on Form 10-K/A of Level 3 Communications, Inc. (formerly known as Peter Kiewit Sons', Inc.).



Coopers & Lybrand LLP

/s/ Coopers & Lybrand LLP
Philadelphia, Pennsylvania
June 30, 1998